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                                                                    EXHIBIT 99.1

                         CABOT MICROELECTRONICS REPORTS
             RESULTS FOR FOURTH FISCAL QUARTER AND FISCAL YEAR 2004,
                  AND ANNOUNCES ASIA PACIFIC TECHNOLOGY CENTER


AURORA, IL, October 28, 2004 -- Cabot Microelectronics Corporation (Nasdaq:
CCMP), the leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its fourth fiscal quarter and fiscal year ended September 30, 2004. The company also announced that it has begun the design of a new technology center to be constructed in the Asia Pacific region.

Total revenue for the fourth fiscal quarter of 2004 was $82.7 million, up 7.5% from $76.9 million in the prior quarter and up 21.8% from $67.9 million in the fourth quarter a year ago. For the second consecutive quarter, the company reported record quarterly revenue. The company experienced sequential revenue increases this quarter in all of its slurry application areas. Average selling price was essentially unchanged from the previous quarter, as a higher valued product mix offset the impact of selected price reductions.

Gross profit for the quarter was $40.2 million, up 3.1% from the $39.0 million reported last quarter and up 16.8% from $34.4 million in the year ago quarter. As a percentage of revenue, gross profit was 48.6% this quarter compared to 50.7% reported for last quarter. Gross profit this quarter was adversely affected by the impact of selected price reductions and higher costs, including transition costs associated with the termination of a polishing pad distribution agreement, as well as lower yields this quarter in the company's manufacturing operations. Gross profit for the year ago quarter was 50.7% of revenue.

Operating expenses of $20.7 million, consisting of research and development, selling and marketing, and general and administrative expenses, decreased by $0.4 million sequentially from $21.1 million last quarter, and were $0.2 million higher than $20.5 million in the year ago quarter.

Net income for the quarter was $13.2 million, up 7.5% from $12.2 million last quarter, and up 36.5% from $9.6 million in the same quarter last year. Diluted earnings per share were $0.53 this quarter, compared to $0.49 in the previous quarter and $0.39 in the year ago quarter. The weighted average number of shares outstanding on a diluted basis was 24.8 million this quarter compared to 24.9 million in the prior quarter, primarily reflecting the company's repurchase of approximately 240 thousand shares for $8 million under its share repurchase program that was announced in July, 2004. The share repurchase program is authorized for up to $25 million.

Revenue for fiscal year 2004 was $309.4 million, up 23.0% from the $251.7 million reported for fiscal year 2003. Diluted earnings per share in fiscal 2004 were $1.88, which represents a record for the company, up 22.9% from the $1.53 reported in fiscal 2003. The increase in earnings per share in fiscal 2004 reverses the year-over-year decrease in earnings per share experienced in the prior two fiscal years.

The company's new Asia Pacific technology center will be constructed adjacent to its existing manufacturing facility in Geino, Japan. The new 18,000 sq. ft (1,672 sq. meters) facility will provide polishing, metrology, and product



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development capabilities. The technology center, which is the company's first development facility outside of the United States, is being designed to include a clean room, development and applications laboratories, a pilot plant and office space. The facility is scheduled to open during the third fiscal quarter of 2005.

"We are proud of our strong financial performance this quarter and for the entire fiscal year," stated William P. Noglows, Chairman and CEO. "The achievement of our second consecutive quarter of record revenue as well as our record earnings per share for the fiscal year are notable accomplishments. The company's performance this year demonstrates our ability to continue to grow profitably despite increasing competitive pressures, increasing demands on product quality, and through industry cycles. We are also excited about the progress we have made throughout the year on three strategic initiatives -- technology leadership, operations excellence and getting closer to customers -- that we believe will help provide for our continued success and leadership in CMP slurries. For example, the construction of our new technology center in Japan reflects the importance of the Asia Pacific market to our business and underscores our commitment both to continuing to invest in our technology infrastructure to maintain our technology leadership, and to becoming even more responsive to the needs of our customers. Further, in pursuit of operations excellence, we have successfully launched a company-wide six-sigma program aimed at increasing productivity and managing costs. We believe that these initiatives, along with the breadth and depth of our business, which is focused on providing comprehensive CMP solutions for both leading edge logic and memory applications, will continue to provide a solid base from which to grow in the coming year, despite the current uncertainty in the semiconductor industry."

CONFERENCE CALL
Cabot Microelectronics' quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The live conference call will be available to all interested parties via webcast from the company's website, www.cabotcmp.com, or by phone at (800) 893-3008. Callers outside the U.S. can dial (706) 634-5531. For those who cannot listen to the live broadcast, a replay will be available through November, 18, 2004, by calling (800) 642-1687 or (706) 645-9291, and using access code 1609499, or via webcast at www.cabotcmp.com. A transcript of the formal comments made during the conference call will be available in the Investor Relations section of the company's website.

ABOUT CABOT MICROELECTRONICS
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the leading supplier of CMP slurries for polishing various materials used in semiconductor manufacturing processes. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Mr. David H. Li, Director of Investor Relations, at
(630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward-looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to future sales and operating results, company and industry growth and trends, growth of the markets in which the company participates, international events, product performance, new product introductions, development of new products and technologies, and the construction of new facilities by Cabot Microelectronics. These forward-looking statements involve a number

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of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see "Risks Relating to Our Business" in Management's Discussion and Analysis in our quarterly report on Form 10-Q for the quarter ended June 30, 2004, and our Annual Report on Form 10-K for the fiscal year ended September 30, 2003, both filed with the SEC. Cabot Microelectronics Corporation assumes no obligation to update this forward-looking information.






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CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)



                                                                 Quarter Ended                       Twelve Months Ended
                                                  -----------------------------------------        -------------------------
                                                  Sept. 30,        June 30,       Sept. 30,        Sept. 30,       Sept. 30,
                                                    2004            2004            2003             2004            2003
                                                  ---------       ---------       ---------        ---------       ---------
     Revenue                                      $  82,714       $  76,925       $  67,903        $ 309,433       $ 251,665

     Cost of goods sold                              42,498          37,915          33,458          156,805         124,269
                                                  ---------       ---------       ---------        ---------       ---------

             Gross profit                            40,216          39,010          34,445          152,628         127,396

     Operating expenses:

         Research and development                    10,979          11,158          12,469           44,003          41,516

         Selling and marketing                        3,844           4,235           3,338           16,225          11,221

         General and administrative                   5,819           5,659           4,607           22,351          18,225

         Amortization of intangibles                     85              85              85              340             340
                                                  ---------       ---------       ---------        ---------       ---------

             Total operating expenses                20,727          21,137          20,499           82,919          71,302
                                                  ---------       ---------       ---------        ---------       ---------

     Operating income                                19,489          17,873          13,946           69,709          56,094

     Other income (expense), net                        117              72            (111)             139             (27)
                                                  ---------       ---------       ---------        ---------       ---------

     Income before income taxes                      19,606          17,945          13,835           69,848          56,067

     Provision for income taxes                       6,439           5,699           4,186           23,120          18,334
                                                  ---------       ---------       ---------        ---------       ---------

             Net income                           $  13,167       $  12,246       $   9,649        $  46,728       $  37,733
                                                  =========       =========       =========        =========       =========


Basic earnings per share                          $    0.53       $    0.49       $    0.39        $    1.89       $    1.55
                                                  =========       =========       =========        =========       =========

Weighted average basic shares outstanding            24,689          24,818          24,591           24,750          24,401
                                                  =========       =========       =========        =========       =========


Diluted earnings per share                        $    0.53       $    0.49       $    0.39        $    1.88       $    1.53
                                                  =========       =========       =========        =========       =========

Weighted average diluted shares outstanding          24,783          24,912          25,049           24,882          24,665
                                                  =========       =========       =========        =========       =========
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CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

                                                                              September 30,           September 30,
                                                                                    2004                  2003
                                                                              -------------           -------------
                             ASSETS:

Current assets:
     Cash and cash equivalents                                                $     157,318           $     111,318
     Accounts receivable, net                                                        41,347                  37,564
     Inventories, net                                                                24,474                  23,814
     Other current assets                                                             6,542                   6,416
                                                                              -------------           -------------
         Total current assets                                                       229,681                 179,112

Property, plant and equipment, net                                                  127,794                 133,695
Other long-term assets                                                                5,816                   2,810
                                                                              -------------           -------------
         Total assets                                                         $     363,291           $     315,617
                                                                              =============           =============


         LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
     Accounts payable                                                         $      13,080           $      12,521
     Capital lease obligations                                                        1,272                   1,716
     Accrued expenses, income taxes payable and other current liabilities            18,023                  14,679
                                                                              -------------           -------------
         Total current liabilities                                                   32,375                  28,916

Capital lease obligations                                                             6,385                   7,452
Deferred income taxes and other long-term liabilities                                 8,909                   7,476
                                                                              -------------           -------------
         Total liabilities                                                           47,669                  43,844

Stockholders' equity                                                                315,622                 271,773
                                                                              -------------           -------------
         Total liabilities and stockholders' equity                           $     363,291           $     315,617
                                                                              =============           =============
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